Exhibit 99.01
OGE Energy Corp. reports third quarter 2022 results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") today reported earnings of $1.31 per diluted share during the three months ended September 30, 2022, compared to $1.26 per diluted share in the same period in 2021.

•OG&E, a regulated electric utility, contributed earnings of $1.26 per diluted share in the third quarter, compared with earnings of $1.12 per diluted share in the third quarter 2021.
•Other operations, which includes the holding company, contributed a loss of $0.03 per diluted share in the third quarter, compared to a loss of $0.01 per diluted share in the third quarter 2021.
•Natural Gas Midstream Operations contributed earnings of $0.08 per diluted share in the third quarter, compared to earnings of $0.15 per diluted share in the third quarter 2021.

"We are sensitive to the impacts the inflationary environment is having on all of us, including our customers and the communities we serve. Our continued infrastructure investments and program offerings provide customers more reliable, resilient and secure electricity and allows them to better manage their energy usage and monthly bill," said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. "I'm proud of our employees and their commitment to provide our customers safe and reliable service during the extremely hot summer."

Third quarter 2022
OG&E contributed net income of $253.1 million, or $1.26 per diluted share in the third quarter, compared to $223.8 million, or $1.12 per diluted share, in the same period of 2021. The increase in net income was primarily due to higher operating revenues driven by warmer weather and revenues from the recovery of capital investments, partially offset by higher income tax expense and higher depreciation and amortization expense.

Other Operations resulted in a loss of $6.4 million, or $0.03 per diluted share in the third quarter compared to a loss of $2.1 million or $0.01 per diluted share in the same period of 2021. The increase in the net loss was due to higher income tax expense, primarily from the reversal of an interim period consolidating tax benefit that was recorded in the first quarter of 2022.

Natural Gas Midstream Operations contributed net income of $16.1 million, or $0.08 per diluted share in the third quarter, compared to net income of $30.8 million, or $0.15 per diluted share in the same period of 2021. The decrease in net income was impacted by the removal of equity in earnings of Enable, which was driven by the merger of Enable and Energy Transfer closing in December 2021 and partially offset by a gain on OGE Energy's investment in Energy Transfer's equity securities.

As of September 30, 2022, OGE Energy sold all 95.4 million Energy Transfer limited partner units acquired in the merger between Energy Transfer and Enable in December 2021. OGE Energy no longer has any ownership interest in Natural Gas Midstream Operations.

OGE Energy's net income was $262.8 million or $1.31 per diluted share in the third quarter, compared to earnings of $252.5 million or $1.26 per diluted share in the same period a year ago.

2022 Outlook
OG&E is projected to earn approximately $417.0 million to $425.0 million, or $2.08 to $2.12 per average diluted share, with a midpoint of $421.0 million, or $2.10 per average diluted share, in 2022. OG&E has significant seasonality in its earnings due to weather on a year over year basis. As indicated in its 2021 Form 10-K, OGE Energy did not issue guidance for its natural gas midstream operations segment and therefore did not issue 2022 consolidated earnings guidance. OGE Energy expects a loss of $2.0 million to $6.0 million, or $0.01 to $0.03 per average diluted share, at the holding company in 2022.

Conference Call Webcast
OGE Energy Corp. will host a conference call for discussion of the results on Thursday, November 3, at 8 a.m. CDT. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 887,000 customers in Oklahoma and western Arkansas.

Exhibit 99.01
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery, including through securitization, of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the pandemic health event resulting from COVID-19, and their collateral consequences; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, rising interest rates, supply chain disruptions, economic recessions and uncertainty surrounding continued hostilities or sustained military campaigns; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in the reports filed by the Company with the Securities and Exchange Commission; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within "Item 1A. Risk Factors" in the Company's Form 10-K for the year ended December 31, 2021.

Note: Condensed Consolidated Statements of Income for OGE Energy Corp., Condensed Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$1,250.6	$848.2	$2,619.7	$3,033.7
Other revenues	20.2	16.2	44.1	38.7
Operating revenues	1,270.8	864.4	2,663.8	3,072.4
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	673.8	330.1	1,322.8	1,876.9
OPERATING EXPENSES
Other operation and maintenance	131.4	115.4	364.5	343.9
Depreciation and amortization	122.4	108.6	341.4	310.2
Taxes other than income	25.3	25.5	77.5	78.5
Operating expenses	279.1	249.5	783.4	732.6
OPERATING INCOME	317.9	284.8	557.6	462.9
OTHER INCOME (EXPENSE)
Gain on equity securities	39.4	—	282.1	—
Equity in earnings of unconsolidated affiliates	—	41.2	—	127.9
Allowance for equity funds used during construction	2.4	1.9	4.6	4.8
Other net periodic benefit income (expense)	0.3	(1.6)	(11.8)	(4.3)
Other income	16.1	5.6	60.6	14.9
Other expense	(19.5)	(3.8)	(33.1)	(12.5)
Net other income	38.7	43.3	302.4	130.8
INTEREST EXPENSE
Interest on long-term debt	40.8	39.3	119.7	115.5
Allowance for borrowed funds used during construction	(0.6)	(1.0)	(2.7)	(2.5)
Interest on short-term debt and other interest charges	2.0	1.2	7.7	5.8
Interest expense	42.2	39.5	124.7	118.8
INCOME BEFORE TAXES	314.4	288.6	735.3	474.9
INCOME TAX EXPENSE	51.6	36.1	119.9	56.8
NET INCOME	$262.8	$252.5	$615.4	$418.1
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.2	200.2	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.9	200.4	200.7	200.3
BASIC EARNINGS PER AVERAGE COMMON SHARE	$1.31	$1.26	$3.07	$2.09
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$1.31	$1.26	$3.07	$2.09

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$1,250.6	$848.2	$2,619.7	$3,033.7
Other revenues	20.2	16.2	44.1	38.7
Operating revenues	1,270.8	864.4	2,663.8	3,072.4
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	673.8	330.1	1,322.8	1,876.9
OPERATING EXPENSES
Other operation and maintenance	121.5	115.8	355.3	344.4
Depreciation and amortization	122.4	108.6	341.4	310.2
Taxes other than income	24.5	24.6	74.6	75.3
Operating expenses	268.4	249.0	771.3	729.9
OPERATING INCOME	328.6	285.3	569.7	465.6
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	2.4	1.9	4.6	4.8
Other net periodic benefit income (expense)	2.2	(1.1)	(1.0)	(3.2)
Other income	2.1	2.4	4.3	5.2
Other expense	(1.1)	(0.3)	(1.9)	(1.0)
Net other income	5.6	2.9	6.0	5.8
INTEREST EXPENSE
Interest on long-term debt	39.8	38.4	116.9	114.2
Allowance for borrowed funds used during construction	(0.6)	(1.0)	(2.7)	(2.5)
Interest on short-term debt and other interest charges	1.0	0.6	4.0	2.6
Interest expense	40.2	38.0	118.2	114.3
INCOME BEFORE TAXES	294.0	250.2	457.5	357.1
INCOME TAX EXPENSE	40.9	26.4	64.7	37.0
NET INCOME	$253.1	$223.8	$392.8	$320.1
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$253.1	$223.8	$392.8	$320.1

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2022	2021	2022	2021
Operating revenues by classification:
Residential	$523.1	$374.0	$1,049.4	$1,131.5
Commercial	311.6	207.7	640.8	629.6
Industrial	110.9	81.1	252.1	267.5
Oilfield	102.2	68.7	235.1	259.6
Public authorities and street light	111.6	76.5	233.6	238.6
System sales revenues	1,159.4	808.0	2,411.0	2,526.8
Provision for tax refund	0.9	—	(1.8)	—
Integrated market	69.8	17.2	135.6	447.6
Transmission	36.9	30.8	105.6	103.8
Other	3.8	8.4	13.4	(5.8)
Total operating revenues	$1,270.8	$864.4	$2,663.8	$3,072.4
MWh sales by classification (In millions)
Residential	3.4	3.2	8.2	7.7
Commercial	2.4	2.0	5.9	5.2
Industrial	1.1	1.2	3.3	3.2
Oilfield	1.1	1.1	3.3	3.1
Public authorities and street light	1.0	0.9	2.4	2.3
System sales	9.0	8.4	23.1	21.5
Integrated market	0.4	0.5	0.9	1.2
Total sales	9.4	8.9	24.0	22.7
Number of customers	886,915	876,739	886,915	876,739
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas (A)	7.528	4.160	7.249	12.902
Coal	3.544	1.974	3.209	1.901
Total fuel (A)	6.150	3.094	5.569	7.652
Total fuel and purchased power (A)	6.834	3.541	5.254	7.824
Degree days (B)
Heating - Actual	—	—	2,220	2,357
Heating - Normal	19	19	2,155	2,039
Cooling - Actual	1,566	1,337	2,305	1,803
Cooling - Normal	1,268	1,268	1,831	1,850
(A)Decreased during the nine months ended September 30, 2022 primarily due to both elevated pricing from Winter Storm Uri and higher market prices related to increased natural gas prices in 2021.
(B)Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period.